Exhibit 99.1

SERA PROGNOSTICS APPOINTS LEE ANDERSON AS CHIEF COMMERCIAL OFFICER

Industry Veteran to Spearhead Commercial Expansion, Driving Innovation and Growth at the Company

Salt Lake City – May 8, 2025 – Sera Prognostics Inc., The Pregnancy Company® (Nasdaq: SERA), focused on improving maternal and neonatal health by providing innovative pregnancy biomarker information to doctors and patients, today announced the appointment of Lee Anderson as Chief Commercial Officer. Bringing more than 30 years of cross-functional leadership experience in sales, marketing, customer service, strategic accounts, and training, Mr. Anderson has a proven track record of driving business growth and enhancing sales strategies in the healthcare sector.

“Lee is a highly accomplished leader with commercial expertise in fostering innovation, supporting continuous optimization and driving sales and offers a history of strong performance within the healthcare and diagnostics space,” said Zhenya Lindgardt, President and CEO of Sera Prognostics. “With Sera now in the commercial phase following the strong results of our pivotal PRIME study, Lee will play a critical role in expanding adoption and sales of our PreTRM Test and we enthusiastically welcome Lee to our leadership team.”

Mr. Anderson comes to Sera with a robust track record in leadership roles within the biotechnology and diagnostics sector, primarily highlighted by his transformative tenure at Genomic Health and Exact Sciences. At Genomic Health, which was later acquired by Exact Sciences, he escalated through various levels of increasing responsibility, finally spearheading US Oncology Sales and Global Customer Service as Vice President. Under his stewardship, he propelled the company into a leading product distributor in diagnostics, celebrating an impressive streak of nine consecutive years of revenue growth. His strategic acumen continued to thrive post-acquisition, where he excelled as the General Manager of Precision Oncology at Exact Sciences. Here, he was instrumental in driving nationwide sales growth and spearheading the launch of innovative new products.

Following his impactful tenure in these companies, Mr. Anderson held the role of Chief Commercial Officer at Biofidelity Inc. There, he leveraged his extensive experience to enhance their commercial strategy and significantly advance their market presence. Mr. Anderson holds a Bachelor of Science degree in Biology/Pre Medicine with a Minor in Chemistry from Florida State University, Tallahassee.

"I have been fortunate throughout my career to work for companies whose products were truly life changing,” said Mr. Anderson. “Sera Prognostics is one of those companies. Together, this team will transform women's health care and positively impact the lives of mothers and their babies."

About Sera Prognostics, Inc.

Sera Prognostics is a leading health diagnostics company dedicated to improving the lives of women and babies through precision pregnancy care. Sera’s mission is to provide early, pivotal pregnancy information to improve the health of mothers and newborns, resulting in reductions in the costs of healthcare delivery. Sera has a robust pipeline of innovative diagnostic tests focused on the early prediction of preterm birth risk and other complications of pregnancy. Sera’s precision medicine PreTRM® Test reports to a physician the individualized risk of spontaneous premature delivery in a pregnancy, enabling earlier proactive interventions in women with higher risk. Sera Prognostics is headquartered in Salt Lake City, Utah.

About Preterm Birth

Preterm birth is defined as any birth before 37 weeks’ gestation and is the leading cause of illness and death in newborns. The 2024 March of Dimes Report Card shows that, for the last six consecutive years, more than one in ten infants is born prematurely in the United States. Prematurity is associated with a significantly increased risk of major long-term medical complications, including learning disabilities, cerebral palsy, chronic respiratory illness, intellectual disability, seizures, and vision and hearing loss, and can generate significant costs throughout the lives of affected children. The annual health care costs to manage short- and long-term complications of prematurity in the United States were estimated to be approximately $25 billion for 2016.

About the PreTRM® Test

The PreTRM® Test is the only broadly validated, commercially available blood-based biomarker test that provides an early, accurate and individualized risk prediction for spontaneous preterm birth in asymptomatic singleton pregnancies. The PreTRM® Test measures and analyzes proteins in the blood that are highly predictive of preterm birth. The PreTRM® Test permits physicians to identify, during the weeks 18 through 20 of pregnancy, which women are at increased risk for preterm birth and its complications, enabling more informed, personalized clinical decisions based on each woman’s individual risk. The PreTRM® Test is ordered by a medical professional.

Sera, Sera Prognostics, the Sera Prognostics logo, The Pregnancy Company, and PreTRM are trademarks or registered trademarks of Sera Prognostics, Inc. in the United States and/or other countries.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to expanding adoption and sales of our PreTRM test; long-term growth opportunities; the Company’s ability to transform women's health care and positively impact the lives of mothers and their babies; ramping-up the Company's commercial strategy and developing market opportunities; and the Company’s strategic directives under the caption “About Sera Prognostics, Inc.” These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: net losses, cash generation, and the potential need to raise more capital; revenues from the PreTRM Test representing substantially all Company revenues to date; the need for broad scientific and market acceptance of the PreTRM Test; a concentrated number of material customers; our ability to introduce new products; potential competition; our proprietary biobank; critical suppliers; estimates of total addressable market opportunity and forecasts of market growth; potential third-party payer coverage and reimbursement; new reimbursement methodologies applicable to the PreTRM Test, including new CPT codes and payment rates for those codes; changes in FDA regulation of laboratory-developed tests; the intellectual property rights protecting our tests and market position; and other factors discussed under the heading “Risk Factors” contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information unless required by law.

Contact

Investor Contact

Peter DeNardo, CapComm Partners

peter@capcommpartners.com

+1 (415) 389-6400